UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2025

MEDICUS PHARMA LTD.
(Exact name of registrant as specified in its charter)

Ontario	001-42408	98-1778211
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Conshohocken State Road, Suite 200
 Conshohocken, Pennsylvania, United States 19428
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (610) 540-7515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	MDCX	NASDAQ Capital Market
Warrants, each exercisable for one common share at an exercise price of $4.64 per share	MDCXW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On April 28, 2025, Medicus Pharma Ltd. (the "Company") issued a press release announcing that the Company entered into a binding letter of intent, dated April 26, 2025 (the "Letter Agreement"), pursuant to which the Company has agreed to acquire all of the issued and outstanding shares of Antev Ltd. ("Antev") on a share exchange basis (the "Transaction"). Antev is a clinical stage biotech company, developing Teverelix, a next generation GnRH antagonist, as first in market product for cardiovascular high-risk prostate cancer patients and patients with first acute urinary retention (AURr) episodes due to enlarged prostate. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Subject to certain assumptions, qualifications and conditions, the Company will negotiate and enter into a definitive agreement with Antev to acquire all issued and outstanding Antev shares, on a fully-diluted basis, in exchange for 2,666,600 common shares of the Company ("Consideration Shares"), representing approximately 19% of the issued and outstanding common shares of the Company as of the date of the Letter Agreement. In addition to resale restrictions prescribed under applicable securities laws, the Consideration Shares will be subject to a 9-month staggered lock-up release and an agreement granting certain voting rights in favor of Company management for a period of 36 months.

Upon the achievement of certain milestones related to potential future U.S. Food and Drug Administration ("FDA") Phase 2 and New Drug Administration approvals, Antev shareholders will be entitled to receive up to approximately US$65 million in additional contingent consideration.

The Transaction is expected to close before the end of June 2025, subject to the completion of satisfactory due diligence by the Company, negotiation of definitive agreements, obtaining applicable corporate, regulatory and other third-party approvals and the fulfillment of customary closing conditions. No assurances can be made that the parties will successfully negotiate and enter into a definitive agreement, or that the Transaction will be consummated on the terms or timeframe currently contemplated, or at all.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated April 28, 2025
104.1	Cover Page Interactive Data File (embedded within the inline XBRL document).

Forward Looking Statements

Certain information in this Current Report on Form 8-K constitutes "forward-looking information" under applicable securities laws. "Forward-looking information" is defined as disclosure regarding possible events, conditions or financial performance that is based on assumptions about future economic conditions and courses of action and includes, without limitation, statements regarding the Transaction, including the entry into a definitive agreement in respect of the Transaction, the closing of the transaction or the timing thereof, the potential benefits of the Transaction, if consummated, including plans and expectations concerning, and future outcomes relating to, the development, advancement and commercialization of Teverelix, and the potential market opportunities related thereto.. Forward-looking statements are often but not always, identified by the use of such terms as "may", "on track", "aim", "might", "will", "will likely result", "would", "should", "estimate", "plan", "project", "forecast", "intend", "expect", "anticipate", "believe", "seek", "continue", "target" or the negative and/or inverse of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including those risk factors described in the Company's annual report on form 10-K for the year ended December 31, 2024 (the "Annual Report"), and in the Company's other public filings on EDGAR and SEDAR+, which may impact, among other things, the trading price and liquidity of the Company's common shares. Forward-looking statements contained in this Current Report on Form 8-K are expressly qualified by this cautionary statement and reflect our expectations as of the date hereof and thus are subject to change thereafter. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Readers are cautioned that the foregoing list is not exhaustive, and readers are encouraged to review the Annual Report accessible on the Company's profile on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca. Readers are further cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICUS PHARMA LTD.

By:	/s/ Raza Bokhari
Name:	Dr. Raza Bokhari
Title:	Executive Chairman and Chief Executive Officer

Dated: April 28, 2025